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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


                               NAME OF CORPORATION

1.  United Dental Care of Texas, Inc., a Texas corporation.

2. UDC Ohio, Inc. (d/b/a United Dental Care of Ohio, Inc.), an Ohio corporation.

3.  United Dental Care of Pennsylvania, Inc., a Pennsylvania corporation.

4.  United Dental Care of Missouri, Inc., a Missouri corporation.

5.  UDC Services, Inc., a Delaware corporation.

6.  UDC Dental California, Inc., a California corporation.

7.  UDC Preferred, Inc., an Arizona corporation.

8.  United Dental Care Insurance Company, an Arizona corporation.

9.  United Dental Care of Arizona, Inc., an Arizona corporation.

10. United Dental Care of Colorado, Inc., a Colorado corporation.

11. United Dental Care of Indiana, Inc., an Indiana corporation.

12. United Dental Care of Nebraska, Inc., a Nebraska corporation.

13. United Dental Care of New Mexico, Inc., a New Mexico corporation.

14. United Dental Care of North Carolina, Inc., a North Carolina corporation.

15. United Dental Care of Utah, Inc., a Utah corporation.

16. United Dental Care of Washington, Inc., a Washington corporation.

17. United Dental Care of Michigan, Inc., a Michigan corporation.

18. Association Dental Plan, Inc., a District of Columbia corporation.

19. OraCare Consultants, Inc., a New Jersey corporation.

20. OraCare DPO, Inc., a New Jersey corporation.

21. Kansas City Dental Care, Inc., a Missouri corporation.

22. United Dental Care, Inc., an Oklahoma corporation.

23. International Dental Plans, Inc., a Florida corporation.